EXHIBIT 99.3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of an amended Statement on Schedule 13D (including any subsequent amendments thereto) with respect to the Common Stock of Coca-Cola Bottling Co. Consolidated, and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.  Each party to this Joint Filing Agreement expressly authorizes The Coca-Cola Company to file on such party’s behalf any and all amendments to such Statement.  Each such party undertakes to notify The Coca-Cola Company of any changes giving rise to an obligation to file an amendment to Schedule 13D and it is understood that in connection with this Agreement and all amendments thereto each such party shall be responsible only for information supplied by such party.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Agreement this 8th day of May, 2014.

THE COCA-COLA COMPANY

By:	/s/ Bernhard Goepelt
Name:	Bernhard Goepelt
Title:	Senior Vice President, General Counsel and Chief Legal Counsel

THE COCA-COLA TRADING COMPANY LLC

By:	/s/ Robert J. Jordan, Jr.
Name:	Robert J. Jordan, Jr.
Title:	Vice President

COCA-COLA OASIS LLC

By:	/s/ Robert J. Jordan, Jr.
Name:	Robert J. Jordan, Jr.
Title:	Vice President

CAROLINA COCA-COLA BOTTLING INVESTMENTS, INC.

By:	/s/ Robert J. Jordan, Jr.
Name:	Robert J. Jordan, Jr.
Title:	Vice President